    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2001

                                              REGISTRATION NUMBER 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                VERITAS DGC INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           76-0343152
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                            Identification No.)

                                10300 TOWN PARK
                              HOUSTON, TEXAS 77072
                                 (832) 351-8300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MR. ANTHONY TRIPODO
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                                VERITAS DGC INC.
                                10300 TOWN PARK
                              HOUSTON, TEXAS 77072
                                 (832) 351-8300
(Name, address, including zip code, and telephone number including area code, of agent for service)

                                   Copies to:

                              MR. CHARLES H. STILL
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
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                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                               AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
     TITLE OF SHARES TO BE REGISTERED           REGISTERED           PER SHARE        OFFERING PRICE    REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
  share(1)................................   20,243 shares(2)     Not applicable.        $598,991              $150
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Includes preferred stock purchase rights associated with the common stock. Since no separate consideration is payable for such rights, the registration fee for such securities is included in the fee for common stock.

(2) Represents the number of shares of Common Stock of the Registrant that may be sold by selling stockholders of the Registrant.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the product of
    (i) $29.59, the average of the high and low prices per share of Registrant's Common Stock on January 16, 2001 as reported on the New York Stock Exchange and (ii) 20,243 shares of Registrant's Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE COMMON STOCK TO BE REGISTERED HEREUNDER UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 19, 2001

PROSPECTUS
                                VERITAS DGC INC.

                                 [VERITAS LOGO]

                                 20,243 SHARES

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

     This prospectus relates to the offering of up to 20,243 shares of our common stock, par value $.01 per share.

     The selling stockholders named on page 7 of this prospectus hold the shares of common stock offered hereunder.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses, including registration and filing fees, printing expenses and certain fees and disbursements of our counsel and accountants (other than selling discounts and commissions) in connection with the registration and sale of the shares being offered by the selling stockholders. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Our common stock is listed on the New York Stock Exchange under the trading symbol "VTS" and on the Toronto Stock Exchange under the symbol "VER." Any common stock sold pursuant to this prospectus will be listed on those exchanges, subject to official notice of issuance. On January 16, 2001 the last reported sales price for our common stock on the New York Stock Exchange was $29.99 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN THE APPLICABLE PROSPECTUS SUPPLEMENT, IF ANY, BEFORE INVESTING IN THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED UNDER THIS PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................  1
ABOUT VERITAS DGC INC.......................................  1
RISK FACTORS................................................  4
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.......  6
USE OF PROCEEDS.............................................  6
SELLING STOCKHOLDERS........................................  7
DESCRIPTION OF CAPITAL STOCK................................  8
PLAN OF DISTRIBUTION........................................  11
LEGAL MATTERS...............................................  13
EXPERTS.....................................................  13
WHERE YOU CAN FIND MORE INFORMATION.........................  13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  14

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock that are owned by them. Each time the selling stockholders offer common stock under this prospectus, they will provide a prospectus supplement, if required, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in "Where You Can Find More Information" on page 13.

     The selling stockholders may offer the common stock in amounts, at prices, and on terms determined at the time of offering. The selling stockholders may sell the common stock directly to you or through underwriters they select. If the selling stockholders use underwriters to sell the common stock, we will name them and describe their compensation in a prospectus supplement.

                             ABOUT VERITAS DGC INC.

GENERAL

     We are a leading provider of integrated geophysical technologies to the petroleum industry worldwide. Our customers include major, national and independent oil and gas companies that utilize geophysical technologies to achieve the following:

     - Identify new areas where subsurface conditions are favorable for the production of hydrocarbons.

     - Determine the size and structure of previously identified oil and gas fields.

     - Optimize development and production of hydrocarbon reserves.

We acquire, process and interpret geophysical data and produce geophysical surveys that are either 2D or 3D images of the subsurface geology in the survey area. We also produce 4D surveys, which record fluid movement in the reservoir, by repeating specific 3D surveys over time. Additionally, we are increasingly using geophysical data for reservoir characterization to enable our customers to maximize their recovery of oil and natural gas.

     We conduct our data acquisition operations as follows:

     - Offshore -- by crews operating from six vessels, including two Veritas Viking flagships, which are among the most capable and efficient geophysical vessels in the world. We charter five of the vessels and own one.

     - On land and in swamp and tidal areas -- by crews utilizing technologically advanced equipment having combined 2D and 3D recording capacity of 36,000 channels.

     We conduct geophysical surveys on both a contract and a multi-client basis. When operating on a contract basis, our customers purchase all rights to the completed geophysical survey, including all related data and interpretive manipulations of the data. When operating on a multi-client basis, we retain ownership of the survey and all associated data and license the survey to multiple customers. Historically, we have realized significantly higher operating margins from our multi-client surveys than from surveys performed on a contract basis. In line with current industry trends, multi-client survey licensing constitutes a growing percentage of our revenues. The licensing of multi-client surveys generated 52% of our revenues in fiscal 2000 compared to 41% of our revenues in fiscal 1999.

     We process geophysical data at 19 data processing centers in 14 countries. Three of these processing centers operate the latest NEC large-vector supercomputers configured primarily for processing large-scale offshore surveys and performing complex 3D imaging and pre-stack depth migrations. Pre-stack depth migration techniques produce a more accurate image of subsurface geology, particularly beneath obstructions such as the complex salt formations in the Gulf of Mexico and subsurface basalt flows in the North Atlantic. Our processing centers run our proprietary software using advanced data processing hardware from Hewlett-Packard, Sun Microsystems and others.

     With the launch of our four data visualization centers and the formation of a new exploration services division in fiscal 2000, we now offer advanced 3D data visualization, interpretation and reservoir characterization services. A visualization center provides imaging tools for advanced interpretative techniques, which enhances the understanding of regional geology and reservoir modeling. Our visualization centers enable teams of geoscientists and engineers to view huge volumes of 3D geophysical data in a collaborative environment, significantly reducing the time required to identify drilling locations.

INDUSTRY CONDITIONS

     Overall demand for geophysical technologies is dependent upon the level of expenditures by oil and gas companies for exploration, production, development and field management activities, which depends in part on present and expected future oil and natural gas prices. Fiscal 2000 was characterized by a sharp increase in both oil and natural gas prices. A strong global economy worked in tandem with increased supply discipline on the part of OPEC producers to push oil prices to much higher levels than in the previous few years. Natural gas in North America also experienced a sharp rise in price as a strong U.S. economy contributed to increasing demand. Management believes that higher oil and natural gas prices, if sustained, will result in higher levels of spending for geophysical services.

     Over the past five years, worldwide demand for advanced geophysical technologies, such as pre-stack depth migrations, increased rapidly. The greater precision and improved subsurface resolution obtainable from 3D geophysical data, combined with advanced processing techniques, has assisted oil and gas companies in finding new fields and more accurately delineating existing reservoirs. These technologies have improved drilling success rates and lowered finding and field extension costs. Furthermore, improved 4D technology is also enhancing production monitoring methodologies and the management of oil and gas reservoirs. The recent advances in geophysical technologies, coupled with improvements in drilling and completion techniques, are significantly enhancing oil and gas companies' ability to explore for, develop and manage oil and gas reserves cost-effectively.

OUR STRENGTHS

     - Large Multi-Client Data Library in High Demand Regions. Our multi-client data library includes more than three million line kilometers of geophysical survey data, more than 65% of which was acquired within the last three years. Approximately 95% of our data library is 3D. We have focused data acquisitions for our multi-client data library on prime exploration regions around the world. Our four major markets are the Gulf of Mexico, offshore Southeast Asia, onshore North America and the North Atlantic. Our focus on these high demand areas has enabled us to generate significant revenues from our investment. In fiscal 2000, our multi-client revenues were equal to 78% of our multi-client data library investment at year-end. We believe this level of revenue generation compared to our library investment is significantly higher than that of our major competitors and that it is an important measure of the value of our multi-client data library. Recently, we have added surveys to our multi-client data library in the important exploration areas of Brazil, Canada, West and North Africa and Australia.

     - Focus on Leading Edge Technologies. We are a leader in the use of innovative technology that allows for faster, higher quality acquisition, processing and interpretation of large amounts of geophysical data. We maintain our technological capabilities through ongoing research and development, alliances with equipment manufacturers and by acquiring technology under licenses from others.

     - Strong Balance Sheet and Significant Financial Flexibility. We have a conservative capital structure with $90 million in cash, $135 million in long-term debt, and a debt-to-total capitalization ratio of 22% at October 31, 2000. Along with a revolving credit facility that can provide cash advances up to $50 million, our strong balance sheet provides us the financial flexibility and liquidity to support our operations and fund planned capital spending.

     - Experienced and Incentivized Management Team. Our senior management team averages more than 20 years of experience in the oil field services industry. A significant portion of the compensation for these executives, as well as other key employees, is based on performance-related incentive compensation and stock options.

OUR STRATEGY

     Our objective is to enhance our position as a leading provider of integrated geophysical technologies while maximizing earnings and cash flow on a long-term basis. To achieve our objective, we are pursuing the following business strategy:

     - Expand Our Multi-Client Data Library. We continue to expand and geographically diversify our multi-client data library to capture increasing demand for licensed data. The high cost of acquiring and processing geophysical data on an exclusive basis, particularly in frontier areas, has prompted many oil and gas companies to increase their licensing of multi-client surveys. Our multi-client data library has tripled over the past three years and the licensing of multi-client data has become a larger part of our business, increasing from approximately 30% of revenues in fiscal 1997 to 52% of revenues in fiscal 2000. Historically, we have realized significantly higher operating margins from our multi-client surveys than from surveys performed on a contract basis.

     - Invest in Leading Edge Technologies. We are continuing to invest in advanced geophysical technologies that enhance and expand our ability to acquire, process and interpret geophysical data. From the beginning of fiscal 1995 through fiscal 2000, we invested over $370 million to replace, substantially upgrade and expand our geophysical operating assets. We have budgeted an additional $84 million of capital expenditures for further expansions, enhancements and replacements in fiscal 2001.

     - Leverage Core Geophysical Technologies to Expand Business. We are leveraging our core geophysical technologies to provide value-added services to our customers, including pre-stack depth migrations and data interpretation services, as well as reservoir characterization services, utilizing new state-of-the-art data processing techniques and visualization centers. These visualization centers, coupled with our highly skilled and experienced geoscientists, form the core of our exploration services group. We will continue to invest in the people and technology required to develop value-added services.

     - Maintain Conservative Balance Sheet and Financial Flexibility. We intend to maintain a conservative financial structure in order to minimize the impact of industry cycles on our earnings and cash flow. Our conservative balance sheet and revolving credit facility will allow us to pursue our strategy and capitalize on business opportunities while maintaining our financial flexibility.

                                  RISK FACTORS

     An investment in our common stock is subject to a number of risks, including those discussed below. You should carefully consider these risks and the other information included or incorporated by reference in this prospectus and any prospectus supplement before deciding whether an investment in the common stock is appropriate for you.

AS A PROVIDER OF GEOPHYSICAL TECHNOLOGIES, OUR BUSINESS IS SUBSTANTIALLY DEPENDENT ON THE LEVEL OF CAPITAL EXPENDITURES BY OIL AND GAS COMPANIES.

     Capital expenditures by oil and gas companies have tended in the past to follow trends in the price of oil and natural gas, which have fluctuated widely in recent years. In the current period of increased oil and natural gas prices, however, capital expenditures by oil and gas companies have not increased as rapidly as we would have expected. If there continues to be a sustained period of substantially reduced capital expenditures by oil and gas companies, which occurred in fiscal 1999 and fiscal 2000, the demand for geophysical technologies likely will remain low and there will be an adverse effect on our results of operations and cash flow during the affected period.

WEAK DEMAND OR TECHNOLOGICAL OBSOLESCENCE COULD IMPAIR THE VALUE OF OUR MULTI-CLIENT DATA LIBRARY; CHANGES IN ACCOUNTING PRACTICES COULD AFFECT OUR METHODS OF ACCOUNTING FOR OUR MULTI-CLIENT DATA LIBRARY.

     We have invested significant amounts in acquiring and processing multi-client data and expect to continue to do so for the foreseeable future. There is no assurance that we will recover all the costs of such surveys. Technological, regulatory or other industry or general economic developments could render all or portions of our multi-client data library obsolete or reduce its value.

     In accordance with industry practice, we capitalize our investments in our multi-client library and charge these investments to cost of services as sales are made. Certain accounting authorities are reviewing accounting practices relating to the capitalization of expenditures made in the development of certain data bases, particularly in the context of "e-commerce" companies. We cannot predict whether future accounting changes could adversely affect our financial condition or results of operations.

WE ARE DEPENDENT ON ACHIEVING AND MAINTAINING TECHNOLOGICAL ADVANCES, WHICH CREATES RISKS REGARDING TECHNOLOGICAL OBSOLESCENCE, REQUIREMENTS FOR SUBSTANTIAL FUTURE CAPITAL EXPENDITURES, THE UNAVAILABILITY OF NECESSARY TECHNOLOGY AND THE FAILURE OF NEW TECHNOLOGIES.

     The development of geophysical data acquisition and processing equipment has been characterized by rapid technological advancements in recent years. We expect this trend to continue. We will be required to invest substantial capital in the future to maintain our leading edge technology. Furthermore, manufacturers of geophysical equipment may develop new systems that render our equipment, even if recently acquired, obsolete or less desirable, requiring significant additional capital expenditures. Since some of our competitors are themselves leading designers and manufacturers of seismic equipment, we may not have access to their technology. Even if critical new and advanced equipment is available to us, we may not have funds available or be able to obtain necessary financing on acceptable terms to acquire it. Further, any investment we may make in a perceived technological advance may not be effective, economically successful or otherwise accepted in the market.

WE FACE INTENSE COMPETITION IN OUR INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR RESULTS.

     Competition among geophysical service providers historically has been, and will continue to be, intense. Competitive factors in recent years have included price, crew experience, equipment availability, technological expertise and reputation for quality, safety and dependability. Some of our competitors operate substantially more data acquisition crews than we do and have significantly greater financial and other resources. These larger and better-financed operators could enjoy an advantage over us in a competitive environment for contract awards or data sales and in the development of new technologies. The recent combination of our two largest competitors, Schlumberger's geophysical operations and Baker

Veritas DGC has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3-A           -- Restated Certificate of Incorporation with amendments of
                            Veritas DGC Inc. dated August 30, 1996. (Exhibit 3.1 to
                            Veritas DGC Inc.'s Current Report on Form 8-K dated
                            September 16, 1996 is incorporated herein by reference.)
           3-B           -- Certificate of Ownership and Merger of New Digicon Inc.
                            and Digicon Inc. (Exhibit 3-B to Digicon Inc.'s
                            Registration Statement No. 33-43873 dated November 12,
                            1991 is incorporated herein by reference.)
           3-C           -- By-laws of New Digicon Inc. dated June 24, 1991. (Exhibit
                            3-C to Digicon Inc.'s Registration Statement No. 33-43873
                            dated November 12, 1991 is incorporated herein by
                            reference.)
           3-D           -- Certificate of Amendment to Restated Certificate of
                            Incorporation of Veritas DGC Inc. dated September 30,
                            1999. (Exhibit 3-D to Veritas DGC Inc.'s For 10-K for the
                            year ended July 31, 1999 is incorporated herein by
                            reference.)
           3-F           -- By-laws of Veritas DGC Inc. as amended and restated March
                            7, 2000 (Exhibit 3-E to Veritas DGC Inc.'s Form 10-Q for
                            the quarter ended January 31, 2000 is incorporated herein
                            by reference.)
           4-A           -- Specimen Veritas DGC Inc. Common Stock certificate.
                            (Exhibit 4-C to Veritas DGC Inc.'s Form 10-K for the year
                            ended July 31, 1996 is incorporated herein by reference.)
           4-B           -- Rights Agreement between Veritas DGC Inc. and ChaseMellon
                            Shareholder Services, L.L.C. dated as of May 15, 1997.
                            (Exhibit 4.1 to Veritas DGC Inc.'s Current Report on Form
                            8-K filed May 27, 1997 is incorporated herein by
                            reference.)
           5*            -- Opinion of Fulbright & Jaworski L.L.P.
         23.-A*          -- Consent of PricewaterhouseCoopers LLP.
          23*            -- Consent of PricewaterhouseCoopers LLP.
          23-B*          -- Consent of Fullbright & Jaworski L.L.P. (included in
                            Exhibit 5 to this Registration Statement).

---------------

 *  Filed herewith.

ITEM 17. UNDERTAKINGS

     We hereby undertake:

     To file, during any period in which the offer or sale is being made, a post-effective amendment to this registration statement:

     - to include any prospectus required by Section 10(a)(3) of the Securities Act,

     - to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities being offered (if the total dollar value of securities being offered would not exceed that which was registered) and

THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT
FLUCTUATIONS.

     The trading price of our securities fluctuates. Factors such as fluctuations in our financial performance, and that of our competitors, as well as general market conditions could have a significant impact on the future trading prices of our securities. The trading prices also may be affected by weakness in oil prices, changes in interest rates and other factors beyond our control. These factors may have an adverse effect on the trading price of our securities.

OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REGULATION, WHICH MAY ADVERSELY AFFECT OUR FUTURE OPERATIONS.

     Our operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental laws. We invest financial and managerial resources to comply with these laws and related permit requirements. Failure to timely obtain the required permits may result in crew downtime and operating losses. Because laws and regulations change frequently, we cannot predict the impact of government regulations on our future operations. The adoption of laws and regulations that have the effect of curtailing exploration by oil and gas companies could also adversely affect our operations by reducing the demand for our geophysical services.

CERTAIN PROVISIONS OF OUR CHARTER, DELAWARE LAW AND OUR SHAREHOLDER RIGHTS PLAN MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IN SITUATIONS THAT MAY BE VIEWED AS DESIRABLE BY OUR STOCKHOLDERS.

     The General Corporation Law of the State of Delaware contains provisions that may delay or prevent an attempt by a third party to acquire control of us. Our certificate of incorporation and bylaws contain provisions that authorize the issuance of preferred stock, and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could also discourage or impede a tender offer, proxy contest or other similar transaction involving control of us, even if viewed favorably by stockholders. In addition, we have adopted a stockholder rights plan that would likely discourage a hostile attempt to acquire control of us.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"). These statements include statements incorporated by reference to other Veritas DGC documents filed with the SEC. Forward-looking statements include, among other things, business strategy and expectations concerning industry conditions, market position, future operations, margins, profitability, liquidity and capital resources. Forward-looking statements generally can be identified by the use of terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or the negatives thereof. Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will be correct. You are cautioned not to place undue reliance on these forward-looking statements. Our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could cause our actual results of operations to differ materially from the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     All sales of the common stock under this prospectus will be by or for the account of the selling stockholders listed in the following section. We will not receive any proceeds from the sale of the common stock by any of the selling stockholders.

                              SELLING STOCKHOLDERS

     We have filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part, pursuant to registration rights we granted to the selling stockholders upon the issuance of their respective shares.

     All of the shares of common stock offered under this prospectus are being offered and sold by the selling stockholders listed in the table below. The selling stockholders may offer pursuant to this prospectus only those shares of common stock listed below. The shares of common stock reflected below in the column entitled "Number of Shares Being Offered" are restricted securities within the meaning of Rule 144 of the Securities Act because they were issued in private placement transactions exempt from the registration requirements of the Securities Act.

     The shares of common stock reflected below in the column entitled "Number of Shares Being Offered" were issued to the selling stockholders in connection with our acquisition of one-third of the member interests of Fairweather Geophysical LLC ("Fairweather") under a Member Interest Purchase Agreement, dated December 7, 2000, among the selling stockholders, Veritas and one of our subsidiaries (the "Agreement"). The determination of the number of shares issued to each selling stockholder under the Agreement was based on a value of $24.70 per share of the common stock, which was the average of the closing sales price per share of the common stock, as reported by the New York Stock Exchange, for the three consecutive trading days immediately preceding December 7, 2000, which was the closing date for the Agreement. We are filing this registration statement in accordance with registration rights we granted to the selling stockholders under the Agreement.

     No offer or sale under this prospectus may be made by a holder of the shares of common stock, unless that holder is listed in the table below.

     The selling stockholders may offer and sell, from time to time, any or all of their common stock listed below by using this prospectus. Because the selling stockholders may offer all or only some portion of the common stock listed in the table, we cannot estimate the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

     The information in the table reflects information as of December 31, 2000 with respect to the selling stockholders. Except as disclosed in the footnotes to the table, no selling stockholder has held any position, office or other material relationship with us or our affiliates during the past three years.

     We prepared the table based on the information supplied to us by the selling stockholders named in the table.

                                               NUMBER OF SHARES OF                        NUMBER OF SHARES OF
                                                   COMMON STOCK           NUMBER OF          COMMON STOCK
                                                BENEFICIALLY OWNED       SHARES BEING     BENEFICIALLY OWNED
NAME                                         PRIOR TO THE OFFERING(1)      OFFERED       AFTER THE OFFERING(2)
----                                         ------------------------   --------------   ---------------------
Jeff H. Hastings(3)........................            8,603                 8,603              - 0 -
Fairweather, Inc. .........................            8,401                 8,401              - 0 -
Robert L. Costello.........................            1,518                 1,518              - 0 -
Ted K. Smith...............................            1,518                 1,518              - 0 -
Sherron G. Perry(4)........................              203                   203              - 0 -
                                                      ------                ------               ----
          Total............................           20,243                20,243              - 0 -

---------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Assumes each selling stockholder sells all of the shares of common stock offered under this prospectus.

(3) Mr. Hastings is president of Fairweather.

(4) Mr. Perry is vice president of Fairweather.

                          DESCRIPTION OF CAPITAL STOCK

     Our restated certificate of incorporation authorizes 40,000,000 ordinary shares, par value $0.01 per share. Ordinary shares consist of common stock, a series of Veritas Energy Services special voting stock, and a series of Enertec special voting stock. Our restated certificate of incorporation also authorizes 1,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     Voting Rights. The holders of the common stock are entitled to one vote for each share held of record in the election of directors and on all other matters submitted to a vote of stockholders. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the common stock. The common stock does not have cumulative voting rights. Accordingly, the holders of more than 50% of the shares, including the exchangeable shares described below, may elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors.

     Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of our existing debt agreements contain covenants that currently restrict us from paying dividends.

     Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

     Other. We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

     Transfer Agent and Registrar. Our transfer agent and registrar is ChaseMellon Shareholder Services, L.L.C., Dallas, Texas.

SPECIAL VOTING STOCK AND EXCHANGEABLE SHARES

     Two shares of special voting stock of Veritas DGC are authorized and outstanding as a series of common shares. One special voting share was issued in connection with the combination of Digicon Inc. (Veritas DGC's former name) and Veritas Energy Services Inc. in August 1996. The other special voting share was issued in connection with the combination of Veritas DGC, Veritas Energy Services and Enertec Resources Inc. in September 1999.

     These special voting shares possess a number of votes equal to the number of outstanding Veritas Energy Services exchangeable shares and Veritas Energy Services class A exchangeable shares, series 1 that are not owned by Veritas DGC or any of its subsidiaries. Such exchangeable shares were issued to the former shareholders of Veritas Energy Services and Enertec Resources in business combinations with Veritas DGC. In any matter submitted to Veritas DGC stockholders for a vote, each holder of a Veritas Energy Services exchangeable share has the right to instruct a trustee as to the manner of voting for one of the votes comprising the Veritas Energy Services special voting share for each Veritas Energy Services exchangeable share owned by the holder. Likewise, in any matter submitted to Veritas DGC stockholders for a vote, each holder of a Veritas Energy Services class A exchangeable share, series 1 has the right to instruct a trustee as to the manner of voting for one of the votes comprising the Enertec special voting share for each Veritas Energy Services class A exchangeable shares, series 1 owned by the holder. The Veritas Energy Services exchangeable shares and the Veritas Energy Services class A exchangeable shares, series 1 are convertible on a one-for-one basis into shares of the common stock and, when coupled with the voting rights afforded by the special voting shares, have rights virtually identical to Veritas DGC common stock.

PREFERRED STOCK

     There are no shares of preferred stock presently outstanding. A series of 400,000 shares of preferred stock has been designated for use in connection with the rights plan (the rights plan is explained below). Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. If we offer preferred stock, the board will determine the number of shares and the rights, preferences and limitations of each series. These rights, preferences and limitations may include:

     - specific designations;

     - number of shares;

     - liquidation value;

     - dividend rights;

     - liquidation and redemption rights;

     - voting rights;

     - other rights, including conversion or exchange rights, if any; and

     - any other specific terms.

In some cases, the issuance of preferred stock could delay a change in control of Veritas DGC and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

RIGHTS PLAN

     General. Under the rights plan, each share of Veritas DGC common stock and each of the exchangeable shares described above has attached to it one right. The right is represented by a certificate which is the same certificate representing the Veritas DGC common stock. Each right entitles the registered holder to purchase from Veritas DGC one one-thousandth of a share of series A junior participating preferred stock of Veritas DGC ("series A preferred stock") at a purchase price of $100. The purchase price is subject to adjustment. Until the distribution date, the rights will be transferred with and only with the Veritas DGC common stock certificates. The rights are not exercisable until after the distribution date and are subject to termination of any extended redemption periods described below. The rights expire at the close of business on May 15, 2007, unless they are earlier redeemed by Veritas DGC. The holder of unexercised rights has no rights as a stockholder of Veritas DGC, including, without limitation, the right to vote or to receive dividends.

     Separation of Rights from Veritas DGC Common Stock. The rights will separate from Veritas DGC common stock and a distribution date will occur upon the earlier of two possible times. The first such time is ten business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or has the right to acquire, the ownership of 15% or more of the outstanding shares of Veritas DGC common stock (the "stock acquisition date"). The second possible time is ten business days following the commencement of a tender or exchange offer which would result in a person or group owning 15% or more of such outstanding shares of the Veritas DGC common stock (the "tender offer date"). The board of directors of Veritas DGC may set a later tender offer date if a majority of the continuing directors agree to do so and there are five continuing directors then in office.

     Continuing Director. A continuing director is any member of the board of directors of Veritas DGC who was a member of the board on May 15, 1997, or who was elected to the board after May 15, 1997 and was recommended or approved by a majority of at least five continuing directors. An acquiring person, or an affiliate or associate of an acquiring person, or such representative is not a continuing director.

     Triggering Events. Each holder of a right (other than the acquiring person, certain related parties and transferees) will have the right to purchase, upon exercise of a right, a number of one one-thousandth fractional share interests in series A preferred stock determined by dividing the purchase price by 50% of the then current market price of the common stock if, among other things:

     - Veritas DGC is the surviving corporation in a merger or other business combination with an acquiring person; or

     - any person shall become the beneficial owner of more than 15% of the outstanding shares of the Veritas DGC common stock, except:

      - pursuant to certain consolidations or mergers involving Veritas DGC or sales or transfers of the combined assets or earning power of Veritas DGC and its subsidiaries; or

      - pursuant to an offer for all outstanding shares of the Veritas DGC common stock at a price and upon terms and conditions which a majority of the board of directors and a majority of the continuing directors determine to be in the best interests of Veritas DGC and its stockholders, and provided at least five continuing directors are then in office.

Because of the nature of the voting, dividend and liquidation rights of the series A preferred stock, each of the one-thousandth fractional share interests in series A preferred stock should approximate the value of a share of Veritas DGC common stock. Therefore, it is anticipated that the value of the series A preferred stock purchased upon exercise of the rights will be approximately twice the exercise price paid. For example, at the exercise price of $100 per right, each right not owned by an acquiring person (or by certain related parties and transferees) following a triggering event set forth above would entitle its holder to purchase $200 worth of series A preferred stock for $100. Assuming that the series A preferred stock had a per share market price of $40 at such time (with each one-thousandth share of series A preferred stock valued at one share of common stock), the holder of each valid right would be entitled to purchase five one one-thousandth shares of the series A preferred stock for $100. Rights are not exercisable following the occurrence of any of the triggering events described above until the rights are no longer redeemable by Veritas DGC as described below. Notwithstanding any of the foregoing, following the occurrence of any of the triggering events described in this paragraph, all rights that are, or (under certain circumstances specified in the rights plan) were, beneficially owned by any acquiring person will be null and void.

     If at any time following the stock acquisition date:

     - Veritas DGC is acquired in a merger or other business combination transaction in which Veritas DGC is not the surviving corporation;

     - Veritas DGC is the surviving corporation in a consolidation or merger pursuant to which all or part of the outstanding shares of Veritas DGC common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

     - more than 50% of the combined assets or earning power of Veritas DGC and its subsidiaries is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets or earning power by or to subsidiaries of Veritas DGC as specified in the rights agreement);

each holder of a right (except rights that previously have been voided as set forth above) will have the right to exercise and receive common stock of the acquiring company having a value equal to two times the exercise price of the right. The events described in this paragraph and in the preceding paragraph are referred to as the triggering events.

     Redemption of Rights. At any time until ten business days following the stock acquisition date, Veritas DGC may redeem the rights in whole, but not in part, at a price of $0.001 per right. The Veritas DGC board may set a later date to redeem the rights if a majority of the continuing directors then in office agree. Redemption of the rights is payable in cash, shares of Veritas DGC common stock or other consideration deemed appropriate by the board of directors. Rights may not be redeemed during the

180 day period after any person becomes an acquiring person unless the redemption is approved by a majority of continuing directors.

     Anti-takeover Effects. The rights have certain anti-takeover effects. They may reduce or eliminate:

     - two-tiered or other partial offers that do not offer fair value for all Veritas DGC common stock;

     - the accumulation by a third party of 15% or more of the Veritas DGC common stock in open-market or private purchases in order to influence or control the business and affairs of Veritas DGC without paying an appropriate premium for a controlling position in Veritas DGC; and

     - the accumulation of shares of Veritas DGC common stock by third parties in market transactions for the primary purpose of attempting to cause Veritas DGC to be sold.

The rights will also cause the substantial dilution of shareholder voting strength to a person or group that attempts to acquire Veritas DGC in a manner defined as a triggering event. This is not so if the acquiring person's offer is conditioned on a substantial number of rights being acquired. The rights should not affect any prospective offeror who is willing:

     - to make an offer for all outstanding shares of Veritas DGC common stock and other voting securities at a price and terms that are in the best interests of Veritas DGC and its stockholders as determined by the board of directors; or

     - to negotiate with the board of directors because as part of any negotiated transaction the rights would either be redeemed or otherwise made inapplicable to the transaction.

The rights should also not interfere with any merger or other business combination approved by the board of directors since the board may, at its option, choose to redeem all, but not less than all, of the then outstanding rights at the $.001 redemption price. The board may exercise this option at any time until ten business days following the stock acquisition date.

                              PLAN OF DISTRIBUTION

     To our knowledge, no selling stockholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the brokers or market makers that will participate in the sale of the shares. As used in this prospectus, the term "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

     Who may sell, how much and applicable restrictions. The selling stockholders may from time to time offer the shares of common stock listed in the preceding section through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders and any such brokers, dealers or agents who participate in the distribution of the shares of common stock may be deemed to be underwriters, and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including but not limited to, those specified in Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     Manner of sales and applicable restrictions. The selling stockholders will act independently of Veritas in making decisions with respect to the timing, manner and size of each sale. These sales may be made over the New York Stock Exchange or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an over-the-counter distribution in accordance with the Nasdaq rules;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - privately negotiated transactions.

     A selling stockholder may decide not to sell any shares. We cannot assure you that any selling stockholder will use this prospectus to sell any or all of the shares. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the shares by other means not described in this prospectus.

     Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     Hedging and other transactions with broker-dealers. In connection with distributions of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares of common stock registered hereunder in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. Selling stockholders may also loan or pledge the shares of common stock registered hereunder to a broker-dealer and the broker-dealer may sell the shares of common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares of common stock pursuant to this prospectus.

     Expenses associated with registration. We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Each of the selling stockholders will bear its pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder.

     Indemnification. We have agreed to indemnify each of the selling stockholders against specified liabilities in connection with the offering of the shares of common stock, including liabilities arising under the Securities Act.

     Prospectus updates and suspension of this offering. At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. A prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. Under the terms of the agreement giving rise to the selling stockholders being permitted to include their shares in this prospectus, we may suspend the period of sale or distribution of the shares at any time when we reasonably believe that the sale or distribution of shares under this prospectus would adversely affect a pending or proposed public offering of our securities, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to us or negotiations, discussions or pending proposals with respect thereto or would require premature disclosure of information not otherwise required to be disclosed to our potential detriment.

                                 LEGAL MATTERS

     Unless otherwise specified in a prospectus supplement relating to the common stock, certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas and for the underwriters, if any, by counsel to be named in the appropriate prospectus supplement, if a supplement is required.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Veritas DGC Inc. for the year ended July 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 registering the shares of common stock offered by the selling stockholders. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement.

     You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You may also obtain information about Veritas DGC from the following regional offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Veritas DGC maintains an Internet site at http://www.veritasdgc.com that contains information about its business.

     We file annual reports, quarterly reports, proxy statements and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our SEC filings are also available to the public on the SEC's home page on the Internet at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that Veritas DGC can disclose certain information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Larry L. Worden, Veritas DGC Inc., at Veritas DGC's principal executive offices located at 10300 Town Park, Houston, Texas 77072; telephone (832) 351-8300.

     The following documents, which have been filed by Veritas DGC with the SEC pursuant to the Exchange Act (File No. 1-7427), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

          (a) Annual Report on Form 10-K for the year ended July 31, 2000;

          (b) Current Reports on Form 8-K, filed October 6, 2000, and January 18, 2001;

          (c) Quarterly Report on Form 10-Q for the quarter ended October 31, 2000; and

          (d) All documents filed by Veritas DGC with the SEC pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of securities by this prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the distribution of the common stock covered by this registration statement. We will bear all of the expenses except as otherwise indicated.

Registration fee under the Securities Act.................      $150
Legal fees and expenses*..................................     8,000
Accounting fees and expenses*.............................     2,500
Miscellaneous*............................................     2,350
                                                             -------
          Total...........................................   $13,000

---------------

* Estimated solely for the purpose of this Item. Actual expenses may be more or less.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     The Restated Certificate of Incorporation (with Amendments) and Bylaws of Veritas DGC require Veritas DGC to indemnify Veritas DGC's directors and officers to the fullest extent permitted under Delaware law. In addition, Veritas DGC has entered into indemnification agreements with each of its officers and directors providing for indemnification to the fullest extent permitted under Delaware law. Veritas DGC's Restated Certificate of Incorporation (with Amendments) limits the personal liability of a director to Veritas DGC or its stockholders to damages for breach of the director's fiduciary duty.

     Veritas DGC has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3-A           -- Restated Certificate of Incorporation with amendments of
                            Veritas DGC Inc. dated August 30, 1996. (Exhibit 3.1 to
                            Veritas DGC Inc.'s Current Report on Form 8-K dated
                            September 16, 1996 is incorporated herein by reference.)
           3-B           -- Certificate of Ownership and Merger of New Digicon Inc.
                            and Digicon Inc. (Exhibit 3-B to Digicon Inc.'s
                            Registration Statement No. 33-43873 dated November 12,
                            1991 is incorporated herein by reference.)
           3-C           -- By-laws of New Digicon Inc. dated June 24, 1991. (Exhibit
                            3-C to Digicon Inc.'s Registration Statement No. 33-43873
                            dated November 12, 1991 is incorporated herein by
                            reference.)
           3-D           -- Certificate of Amendment to Restated Certificate of
                            Incorporation of Veritas DGC Inc. dated September 30,
                            1999. (Exhibit 3-D to Veritas DGC Inc.'s For 10-K for the
                            year ended July 31, 1999 is incorporated herein by
                            reference.)
           3-F           -- By-laws of Veritas DGC Inc. as amended and restated March
                            7, 2000 (Exhibit 3-E to Veritas DGC Inc.'s Form 10-Q for
                            the quarter ended January 31, 2000 is incorporated herein
                            by reference.)
           4-A           -- Specimen Veritas DGC Inc. Common Stock certificate.
                            (Exhibit 4-C to Veritas DGC Inc.'s Form 10-K for the year
                            ended July 31, 1996 is incorporated herein by reference.)
           4-B           -- Rights Agreement between Veritas DGC Inc. and ChaseMellon
                            Shareholder Services, L.L.C. dated as of May 15, 1997.
                            (Exhibit 4.1 to Veritas DGC Inc.'s Current Report on Form
                            8-K filed May 27, 1997 is incorporated herein by
                            reference.)
           5*            -- Opinion of Fulbright & Jaworski L.L.P.
          23-A*          -- Consent of PricewaterhouseCoopers LLP.
          23-B*          -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5 to this Registration Statement.)
          24*            -- Power of attorney (included on page II-5 of this
                            Registration Statement.)

---------------

 *  Filed herewith.

ITEM 17. UNDERTAKINGS

     We hereby undertake:

     To file, during any period in which the offer or sale is being made, a post-effective amendment to this registration statement:

     - to include any prospectus required by Section 10(a)(3) of the Securities Act,

     - to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities being offered (if the total dollar value of securities being offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to

       Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     - to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or in any material change to such information in the registration statement; provided, however, that the undertakings set forth in the previous two clauses do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports that we filed with or furnished to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     That, for purposes of determining any liability under the Securities Act, each of our filings pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Veritas has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Veritas of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on January 18, 2001.

                                            VERITAS DGC INC.

                                            By:     /s/ DAVID B. ROBSON
                                              ----------------------------------
                                                       David B. Robson
                      Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints David B. Robson, Stephen J. Ludlow, Timothy L. Wells, Anthony Tripodo, Rene M.J. VandenBrand and Larry L. Worden, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement and all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities on January 18, 2001.

                  SIGNATURE                                         TITLE
                  ---------                                         -----
             /s/ DAVID B. ROBSON                Chairman of the Board and Chief Executive
---------------------------------------------     Officer, Director (principal executive
               David B. Robson                    officer)

            /s/ STEPHEN J. LUDLOW               Vice Chairman, Director
---------------------------------------------
              Stephen J. Ludlow

            /s/ TIMOTHY L. WELLS                President and Chief Operating Officer
---------------------------------------------
              Timothy L. Wells

             /s/ ANTHONY TRIPODO                Executive Vice President, Chief Financial
---------------------------------------------     Officer and Treasurer (principal financial
               Anthony Tripodo                    officer)

           /s/ CLAYTON P. CORMIER               Director
---------------------------------------------
             Clayton P. Cormier

          /s/ LAWRENCE C. FICHTNER              Director
---------------------------------------------
            Lawrence C. Fichtner

             /s/ JAMES R. GIBBS                 Director
---------------------------------------------
               James R. Gibbs

            /s/ STEVEN J. GILBERT               Director
---------------------------------------------
              Steven J. Gilbert

            /s/ BRIAN F. MACNEILL               Director
---------------------------------------------
              Brian F. MacNeill

                /s/ JAN RASK                    Director
---------------------------------------------
                  Jan Rask

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3-A           -- Restated Certificate of Incorporation with amendments of
                            Veritas DGC Inc. dated August 30, 1996. (Exhibit 3.1 to
                            Veritas DGC Inc.'s Current Report on Form 8-K dated
                            September 16, 1996 is incorporated herein by reference.)
           3-B           -- Certificate of Ownership and Merger of New Digicon Inc.
                            and Digicon Inc. (Exhibit 3-B to Digicon Inc.'s
                            Registration Statement No. 33-43873 dated November 12,
                            1991 is incorporated herein by reference.)
           3-C           -- By-laws of New Digicon Inc. dated June 24, 1991. (Exhibit
                            3-C to Digicon Inc.'s Registration Statement No. 33-43873
                            dated November 12, 1991 is incorporated herein by
                            reference.)
           3-D           -- Certificate of Amendment to Restated Certificate of
                            Incorporation of Veritas DGC Inc. dated September 30,
                            1999. (Exhibit 3-D to Veritas DGC Inc.'s For 10-K for the
                            year ended July 31, 1999 is incorporated herein by
                            reference.)
           3-F           -- By-laws of Veritas DGC Inc. as amended and restated March
                            7, 2000 (Exhibit 3-E to Veritas DGC Inc.'s Form 10-Q for
                            the quarter ended January 31, 2000 is incorporated herein
                            by reference.)
           4-A           -- Specimen Veritas DGC Inc. Common Stock certificate.
                            (Exhibit 4-C to Veritas DGC Inc.'s Form 10-K for the year
                            ended July 31, 1996 is incorporated herein by reference.)
           4-B           -- Rights Agreement between Veritas DGC Inc. and ChaseMellon
                            Shareholder Services, L.L.C. dated as of May 15, 1997.
                            (Exhibit 4.1 to Veritas DGC Inc.'s Current Report on Form
                            8-K filed May 27, 1997 is incorporated herein by
                            reference.)
           5*            -- Opinion of Fulbright & Jaworski L.L.P.
          23-A*          -- Consent of PricewaterhouseCoopers LLP.
          23-B*          -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5 to this Registration Statement.)
          24*            -- Power of attorney (included on page II-5 of this
                            Registration Statement.)

---------------
* Filed herewith.